Exhibit 10.1

SPECIAL PERFORMANCE AWARD AGREEMENT

SPECIAL PERFORMANCE AWARD AGREEMENT (this “Agreement”) made as of the following “Grant Date”, between Vertiv Holdings Co (the “Company”) and the following employee (the “Participant”).

Participant:	[ ]

Grant Date:	[ ]

Total Target Value of Performance Award:

$[                    ]

[Target Value of $[                ] for a Performance Period beginning on January 1, 2023 and ending on December 31, 2023 (“Year 1” and such target value, the “Year 1 Target Award”).]

[Target Value of $[                ] for a Performance Period beginning on January 1, 2024 and ending on December 31, 2024 (“Year 2” and such target value, the “Year 2 Target Award”).]

[Target Value of $[                ] for a Performance Period beginning on January 1, 2025 and ending on December 31, 2025 (“Year 3” and such target value, the “Year 3 Target Award”).]

1.

Grant of Award. The Company has granted you this Performance Award, subject to the provisions of this Agreement and the 2020 Stock Incentive Plan of Vertiv Holdings Co and its Affiliates, as may be amended from time to time (the “Plan”).

a.

The Performance Award will be comprised of a target dollar value for each of Years 1, 2 and 3 (as noted above) (each, a “Performance Period”) that will be eligible to become earned subject to the achievement of performance metrics as set forth on Exhibit A.

b.

To the extent earned, the Performance Award will be converted into a number of Performance-Based Restricted Stock Units issued pursuant to Section 4.4 of the Plan (“RSUs”) in accordance with Exhibit A on the Conversion Date (as defined in Exhibit A).

c.	The Company will hold the RSUs, including Additional RSUs (as defined in Section 2), in a bookkeeping account on your behalf until they become payable in shares or are forfeited or cancelled.

2.

Dividend Equivalents. On or after the Conversion Date, if a dividend is paid to holders of Common Stock in cash, the Company shall credit to your bookkeeping account, on each dividend payment date, an additional number of RSUs (“Additional RSUs”) equal to (a) the total number of RSUs that become subject to this Agreement on the Conversion Date and Additional RSUs, if any, multiplied by the dollar amount of the cash dividend paid per Share of Common Stock on such date, divided by (b) the Fair Market Value of a Share on such date. If a dividend is paid to holders of Common Stock in Shares, the Company shall credit to you, on each dividend payment date, Additional RSUs equal to (i) the total number of RSUs and the Additional RSUs subject to this Agreement, multiplied by (ii) the dividend paid per Share of Common Stock on such dividend payment date. The Additional RSUs are subject to the same restrictions, including but not limited to vesting, transferability and payment restrictions, that apply to the underlying RSUs to which they relate. Unless otherwise provided, all references to “RSUs” in the remainder of this Agreement shall include both the RSUs and Additional RSUs.

3.	Payment Amount. Each RSU represents one (1) Share of Common Stock.

4.

RSU Vesting. A portion of the Performance Award will become earned to the extent that the performance goals on Exhibit A applicable to the relevant Performance Period are achieved (as determined by the Board and/or Committee) following the end of the applicable Performance Period (such portion that becomes earned, the “Earned Portion”). Following the end of Year 3, the Earned Portions, if any, for each of Years 1, 2, and 3 will be aggregated and converted into RSUs on the Conversion Date and the RSUs will vest on January 1, 2027 (the “Vesting Date”), subject to your continued employment through the Vesting Date except as otherwise provided herein. For the avoidance of doubt, no portion of the Performance Award, and no RSUs, whether or not earned, will become vested or payable to you if you experience a Termination of Employment prior to the Vesting Date (except as set forth herein, including Section 6 below).

5.

Termination of Employment. Except as otherwise provided herein, any portion of this Performance Award (including any RSUs, whether or not earned) that have not vested as of your Termination of Employment will immediately be forfeited, and your rights with respect to the Performance Award and the RSUs will end.

6.	Other Termination Events.

a.

Death or Disability. If you experience a Termination of Employment before the Vesting Date by reason of your death or Disability, the Earned Portion for any previously completed Performance Period(s) (as previously determined in accordance with Exhibit A) will immediately vest and, on the Conversion Date, such vested amount will be converted into a number of RSUs determined by dividing the Earned Portion by the closing sales price per Share on the Conversion Date, and such RSUs shall be paid in accordance with Section 7 below. All portions of the Performance Award attributable to any current and future Performance Period(s) will immediately be forfeited (and your rights with respect to the Performance Award and RSUs for such Performance Period(s) will end). If you are deceased, the Company will make a payment pursuant to Section 7 to your estate only after the Company has determined that the payee is the duly appointed executor or administrator of your estate, subject to Section 7.14 of the Plan.

b.	Change in Control.

1.

Notwithstanding Sections 4 or 6(a) above, if at any time before the Vesting Date and while you are continuously employed by the Company, a Change in Control (as defined in the Plan) occurs and the Performance Award is not Replaced (as described in the Plan), then the Performance Award will vest as follows: (i) with respect to any previously completed Performance Period(s), the Earned Portion (as previously determined in accordance with Exhibit A) will immediately vest, and (ii) with respect to any current and future Performance Period(s), the Earned Portion will be deemed to be at the full Target Value for the respective Performance Period and will immediately vest (and the “Vesting Date” for purposes of this Section 6.b.1 shall be the date of such Change in Control). Such vested amounts in (i) and (ii) will be converted into a number of RSUs determined by dividing the aggregate dollar amount of (i) and (ii) by the closing sales price per Share on the business day immediately preceding the closing date of such Change in Control, and such RSUs shall be paid in accordance with Section 7 below.

2.

If, after the occurrence of a Change in Control in which the Performance Award is Replaced (such award, the “Replacement Award”), you experience a “Termination” (as defined in the Vertiv Holdings Co Executive Change of Control Plan (the “COC Plan”)) on or within a period of two (2) years following such Change in Control and during the remaining vesting period for the Replacement Award (a “COC Termination”), 100% of the Replacement Award will vest upon such COC Termination. If the performance metrics applicable to this Performance Award remain unchanged in the Replacement Award, the Replacement Award will vest as follows: (i) with respect to any previously completed Performance Period(s), the Earned Portion (as previously determined in accordance with Exhibit A) will immediately vest, and (ii) with respect to any current and future Performance Period(s), the Earned Portion will be deemed to be at the full Target Value for the respective Performance Period and will immediately vest. Such vested amounts in (i) and (ii) will, on the date of the COC Termination, be converted into a number of RSUs determined by dividing the aggregate dollar amount of (i) and (ii) by the closing sales price per Share on the date of the COC Termination, and such RSUs shall be paid in accordance with Section 7 below.

7.	Form and Timing of Payment. Vested RSUs will be redeemed solely for Shares.

a.	Subject to Section 7(b), payment for RSUs shall be made on the Vesting Date.

b.

Notwithstanding Section 7(a), to the extent that the RSUs are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code), the RSUs shall be paid within thirty (30) days after any of the following events in a manner and to the extent necessary to comply with Section 409A of the Code:

1.

The occurrence of a Change in Control that constitutes a “change in ownership,” a “change in effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company under Section 409A(a)(2)(A)(v) of the Code (such circumstances, a “409A Change in Control”); or

2.

Your “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code that occurs within two (2) years after a 409A Change in Control (and to the extent required to comply with this Section 7(b), the Conversion Date will occur on the date of such “separation from service”).

8.

Withholdings; Delay for Specified Employees. The Company shall be entitled to require a cash payment by or on your behalf in respect of any sums required or permitted by foreign, federal, state or local tax law to be withheld with respect to the vesting of the RSUs (excluding the Additional RSUs); provided, that, notwithstanding the foregoing, the Committee may permit you to satisfy the applicable tax obligations in accordance with the terms of Section 7.2 of the Plan. If you are a “specified employee” (within the meaning of Section 409A(2)(B) of the Code) as of the date of your “separation from service” (as determined pursuant to Section 409A of the Code), any portion of the RSUs (excluding the Additional RSUs) subject to Section 409A of the Code that become payable to you as a result of your separation from service within six (6) months following your separation from service shall instead be paid on the first business day of the first calendar month that begins after the six-month anniversary of the date of the separation from service, or, if earlier, the date of your death.

9.

Transfer of Award. You may not transfer the Performance Award, the RSUs or any interest in such RSUs except by will or the laws of descent and distribution or except as permitted by the Committee and as specified in the Plan. Any other attempt to dispose of your interest will be null and void.

10.	Requirements for and Forfeiture of Award.

a.

General. The Award is expressly contingent upon you complying with the terms, conditions and definitions contained in this Section 10 and in any other agreement that governs your noncompetition with the Company, your non-solicitation of the Company’s employees, customers, suppliers, business partners and vendors, and/or your conduct with respect to the Company’s trade secrets and proprietary and confidential information.

b.	Covenants.

1.

You expressly agree and acknowledge that the forfeiture provisions of subsection 10.b.2. of this Agreement shall apply if you are found to violate the terms in any other agreement that governs your noncompetition with the Company, your non-solicitation of the Company’s employees, customers, suppliers, business partners and vendors, and/or your conduct with respect to the Company’s trade secrets and proprietary and confidential information.

2.

In addition to the relief described in any other agreement that governs your noncompetition with the Company, your non-solicitation of the Company’s employees, customers, suppliers, business partners and vendors, and/or your conduct with respect to the Company’s trade secrets and proprietary and confidential information, if the Company determines, in its sole judgment, that you have violated the terms of any such agreement or you have engaged in an act that violates subsection 10.b.1. of this Agreement, (i) any RSUs that have not vested under this Agreement shall immediately be cancelled, and you shall forfeit any rights you have with respect to such RSUs as of the date of the Company’s determination, and (ii) you shall immediately deliver to the Company Shares equal in value to the RSUs you received during the period beginning twelve (12) months prior to your Termination of Employment and ending on the date of the Company’s determination.

3.

Notwithstanding anything in the Plan or this Agreement to the contrary, you acknowledge that the Company may be entitled or required by law, Company policy or the requirements of an exchange on which the Shares are listed for trading, to recoup compensation paid to you pursuant to the Plan, and you agree to comply with any Company request or demand for recoupment.

11.

Restrictions on Payment of Shares. Payment of Shares for your RSUs is subject to the conditions that, to the extent required at the time of issuance, (a) the Shares underlying the RSUs will be duly listed, upon official notice of issuance, upon the New York Stock Exchange, and (b) a Registration Statement under the Securities Act of 1933 with respect to the Shares will be effective. The Company will not be required to deliver any Common Stock until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel for the Company.

12.

Disposition of Securities. By accepting the Award, you acknowledge that you have read and understand the Company’s applicable policies regarding, and are aware of and understand your obligations under, applicable securities laws in respect of, trading in the Company’s securities. The Company will have the right to recover, or receive reimbursement for, any compensation or profit you realize on the disposition of Shares received for RSUs to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

13.

Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if you are subject to Section 16 of the Exchange Act, the Plan, this Agreement, the Performance Award, and any applicable RSUs will be subject to any limitations and requirements set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3). To the extent applicable laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

14.

Plan Terms Govern. The vesting of the RSUs, the issuance and disposition of any Shares received for RSUs, the treatment of gain on the disposition of these Shares, and the treatment of Additional RSUs are subject to the provisions of the Plan and any rules that the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Plan, unless otherwise stated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the Plan will control. By accepting the Performance Award, you acknowledge that the Plan and the Plan prospectus, as in effect on the date of this Agreement, have been made available to you.

15.

Limitations. Nothing in this Agreement or the Plan gives you any independent right to continue in the employ of the Company or any of its Affiliates or to interfere in any way with the right of the Company or any Affiliate to terminate your employment at any time. Payment of your RSUs is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of this Award or the account established on your behalf. You have no rights as a shareowner of the Company pursuant to the RSUs until Shares are actually delivered to you.

16.

Incorporation of Other Agreements. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Performance Award and the related RSUs. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Performance Award and RSUs.

17.

Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

18.

Governing Law. The Plan, this Agreement, and all determinations made and actions taken under the Plan or this Agreement shall be governed by the internal substantive laws, and not the choice of law rules, of the State of Delaware and construed accordingly, to the extent not superseded by applicable federal law.

19.

Agreement Changes; Committee Discretion to Cancel or Rescind the Award; Section 409A. The Company reserves the right to change the terms of this Agreement and the Plan without your consent to the extent necessary or desirable to comply with applicable law. The Committee also expressly reserves the right to cancel or rescind this Agreement and the Performance Award (and any right to receive RSUs) in its entirety, for any reason or no reason, including after the Grant Date or the execution of this Agreement, as determined by the Committee in its sole discretion. The Performance Award (including any RSUs) is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder) and this Agreement shall be interpreted consistent with such intent. Notwithstanding any provision of the Plan or this Agreement to the contrary, if at any time the Committee determines that the Performance Award (including any RSUs or any portion thereof) may be subject to Section 409A of the Code, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify you or any other person for failure to do so) to adopt such amendments to the Plan or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate either for the Performance Award (including any RSUs) to be exempt from the application of Section 409A of the Code or to comply with the requirements of Section 409A of the Code.

20.

Acknowledgements and Acceptance. By accepting this Agreement and Performance Award, you agree that: (a) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement, the Plan, the Plan’s prospectus and all accompanying documentation; (b) you understand and agree that this Agreement and the Plan constitute the entire understanding between you and the Company regarding the Award, and that any prior agreements, commitments, or negotiations concerning the Performance Award are replaced and superseded; and (c) you have carefully read Section 19 above and fully understand that the Committee reserves the right to cancel or rescind this award in its entirety, for any reason or no reason, at any time. For the avoidance of doubt, by accepting this Agreement and the Performance Award, you agree and acknowledge that (i) you do not have a legally binding right to receive RSUs or any payment for the Performance Award notwithstanding the vesting provisions (or the achievement of any performance metrics) as set forth herein and notwithstanding the execution or effectiveness of this Agreement and that the Committee may extinguish your rights under this Agreement at any time for no consideration; and (ii) the terms and conditions set forth in this Agreement shall govern the Performance Award and RSUs notwithstanding any other provision in any other agreement, plan, or policy of the Company that may provide for more favorable treatment to you with respect to the vesting and forfeiture provisions than as set forth herein, including (but not limited to) the COC Plan and the Vertiv Holdings Co Executive Employment Policy, and this Agreement expressly supersedes and replaces such provisions in any such other agreement, plan, or policy of the Company.

[signature page follows]

In witness whereof, the parties hereto have entered into this Agreement effective as of the Grant Date above.

Company

Vertiv Holdings Co

By:
Name:
Title:

Participant

[NAME]

Exhibit A

STATEMENT OF PERFORMANCE GOALS

FOR SPECIAL PERFORMANCE AWARD

This Statement of Performance Goals applies to the Performance Award granted to the Participant on the Grant Date and applies with respect to the Special Performance Award Agreement between the Company and the Participant (the “Award Agreement”). Capitalized terms used in the Award Agreement that are not specifically defined in this Statement of Performance Goals have the meanings assigned to them in the Award Agreement or if not defined therein, in the Plan. All decisions and determinations by the Committee in the exercise of its powers hereunder shall be binding upon the Company, its Affiliates, the Participant, and all other persons having any interest herein.

Section	1. Definitions. For purposes hereof:

•	“Actual AOP” means the final actual AOP of the Company for the relevant Performance Period as determined by the Board and/or the Committee in its (or their) sole discretion.

•

“AOP” means operating profit (loss), as calculated in accordance with U.S. generally accepted accounting principles, adjusted to exclude amortization of intangibles and certain significant non-recurring expenses, as derived from the audited financial statements of the Company and included in the Company’s earnings release for each fiscal year.

•	“Earnings Release” means the press release announcing the Company’s financial performance for the 2025 fiscal year.

•	“Target AOP” means the target amount for the Company’s AOP for the relevant Performance Period as set forth in Section 2 below.

Section	2. AOP Targets and Determination of Performance Multiplier.

The Target AOP for each Performance Period will be as follows:

Performance Period	Target AOP

Performance Year 1	$1,000,000,000

Performance Year 2	$1,400,000,000

Performance Year 3	$1,750,000,000

The applicable multiplier (the “Performance Multiplier”) that will be applied to the Target Value for each of the Year 1 Target Award, the Year 2 Target Award, and the Year 3 Target Award will be determined based on the achievement of Actual AOP as compared to the Target AOP for the applicable Performance Period as follows:

•	If the Actual AOP of the Company is below the Target AOP for the relevant Performance Period, the Performance Multiplier shall be 0%.

•

If the Actual AOP of the Company is equal to the Target AOP for the relevant Performance Period, the Performance Multiplier shall be 100%. By way of example, the Target Value for the relevant Performance Period shall be multiplied by a Performance Multiplier of 100%.

•

For each $50,000,000 by which the Actual AOP exceeds the Target AOP for the relevant Performance Period, the Performance Multiplier shall increase by 20 percentage points. By way of example, if Actual AOP for Year 1 is $1,100,000,000, then the Year 1 Target Award shall be multiplied by a Performance Multiplier of 140% (comprised of two incremental 20 percentage point increases) because the Actual AOP exceeded the Target AOP by $100,000,000.

Section	3. Determination of Earned Portion and Conversion into RSUs.

Following the determination of the applicable Performance Multiplier for the relevant Performance Period, the Earned Portion of the Performance Award shall be determined by multiplying the Target Value for the applicable Performance Period by the applicable Performance Multiplier as follows:

Target Award ($)		Performance Multiplier (as determined above)		Earned Portion ($)
Year 1 Target Award	x	0% or 100% (with potential increase of 20 percentage point increments)	=	Earned Portion of Year 1 Target Award
Year 2 Target Award	x	0% or 100% (with potential increase of 20 percentage point increments)	=	Earned Portion of Year 2 Target Award
Year 3 Target Award	x	0% or 100% (with potential increase of 20 percentage point increments)	=	Earned Portion of Year 3 Target Award

Following the end of the final Performance Period, the Earned Portions for each Target Award shall be added together (the “Final Earned Portion”), and such Final Earned Portion shall be converted into a number of RSUs by dividing the Final Earned Portion by the closing sales price per Share on the first business day immediately after the date on which the Earnings Release is issued (such date, the “Conversion Date”) and rounded to the nearest whole Share. Such resulting amount shall be the number of RSUs that are subject to vesting in accordance with Section 4 of the Award Agreement.